Exhibit 99.1

Contact:

Rebecca Chambers

Director, Investor Relations and Corporate Communications

(801) 584-1143

rchambers@myriad.com

NOT FOR IMMEDIATE RELEASE

MYRIAD GENETICS REPORTS RECORD THIRD FISCAL QUARTER 2012 RESULTS

Company Raises Guidance for Fiscal Year 2012

Salt Lake City, May 1, 2012 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its third fiscal quarter and nine months ending March 31, 2012. Revenue for the third fiscal quarter was $129.8 million, an increase of 27 percent over the $102.4 million reported in the third fiscal quarter of 2011. Earnings per diluted share were $0.34, an increase of 10 percent over the same period of the prior year.

“Myriad continues to generate very strong top and bottom line results and therefore we are raising our expectations for fiscal 2012 performance,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “We are committed to continuing down this path of strong performance and these results reflect the success of our strategic directives: to grow existing tests and markets, to expand internationally and to launch new tests, including companion diagnostics, across a diverse set of major disease indications.”

Analysis of Third Fiscal Quarter 2012 Results

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Molecular diagnostic testing revenue in the third fiscal quarter equaled $123.3 million, an increase of 20 percent compared to the prior year period. Revenue from the Oncology segment equaled $86.6 million, an increase of 19 percent over the third fiscal quarter of 2011. Women’s Health revenue totaled $36.7 million, an increase of 25 percent over the same period in the prior year.

•	Revenue from the BRACAnalysis® test, which represented 81 percent of total revenue in the third quarter, was $105.9 million, a 17 percent increase over the same period of the prior year.

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Revenue from the COLARIS® and COLARIS AP® tests, which represented 9 percent of total revenue during the quarter, was $11.2 million, an increase of 51 percent compared to the same fiscal quarter of the prior year.

•	Myriad’s other molecular diagnostic tests contributed $6.2 million to third quarter revenue, or 5 percent of total revenue, an increase of 34 percent over the same period in the prior year.

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Companion diagnostic service revenue in the third fiscal quarter equaled $6.5 million and represented 5 percent of total company revenue. There was no prior year revenue, as the Company acquired this business in May 2011.

•	Operating income was $46.1 million, an increase of 10 percent from the prior year period. This level of operating income included the impact of investment in research &

development to support the Company’s existing molecular diagnostic tests and future products, and in the Company’s international expansion to support the European launch of BRACAnalysis and COLARIS, as well as investments in Myriad RBM.

•	Net income for the third fiscal quarter was $29.6 million, an increase of 6 percent over the $27.9 million reported in same period of the prior year.

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The Company repurchased 502,008 shares of its common stock during the quarter under its previously announced stock repurchase program. Diluted weighted average shares outstanding were 86.5 million in the third fiscal quarter as compared to 90.1 million in the same period of the prior year.

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The Company ended the quarter with $466.7 million in cash, cash equivalents and marketable investment securities, a 3 percent increase over the $451.5 million reported in the same period of the prior year.

•	Days sales outstanding for Myriad’s accounts receivable improved to 36 days, compared with 41 days in the same period of the prior year and bad debt expense was 5.3 percent of revenue.

Analysis of Year to Date 2012 Results

•	Total revenue for the first nine months of fiscal 2012 was $363.0 million, an increase of 23 percent over $294.7 million reported for the first nine months of fiscal 2011.

•	Operating income for the first nine months of fiscal 2012 was $133.0 million, an increase of 15 percent year-over-year.

•	Net income for the first nine months of fiscal 2012 equaled $83.0 million, compared to $74.7 million for the first nine months of the prior year.

•	In the first nine months of fiscal 2012, diluted earnings per share increased 19 percent to $0.96 from $0.80 for the same period of the prior year.

Business Highlights during the Third Fiscal Quarter 2012

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Entered into a Companion Diagnostic Agreement with Cephalon Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., to conduct BRCA1 and BRCA2 mutation testing on patients to be enrolled in a Phase I/II clinical trial.

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Published a study in the British Journal of Cancer which highlighted the ability of the Company’s Prolaris® test to significantly predict prostate cancer aggressiveness and consequent death from the disease.

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Presented a study at the 2012 Genitourinary Cancers Symposium which concluded that the Company’s Prolaris test demonstrated significant and unique prognostic ability in men who had undergone radical prostatectomy, and accurately predicted their elevated risk for prostate cancer recurrence.

•	Presented a Prolaris biochemical recurrence study and won the Best Poster Honor at the 27th Annual EAU Congress in Paris, France.

•	Acquired an exclusive license to intellectual property covering the analysis of the RAD51C gene for risk of hereditary breast and ovarian cancer.

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Presented a study at the 2012 American College of Medical Genetics and Genomics Meeting which showed that cancer causing mutations in the PMS2 gene constituted 14 percent of all mutations in patients who had personal and family histories suggestive of a Lynch syndrome, a hereditary form of colon cancer.

Fiscal Year 2012 Outlook

The Company has increased its expectations for fiscal year 2012 financial performance. Total revenue is now expected to be $492 million to $496 million, an increase from the original fiscal 2012 guidance of $445 million to $465 million. This level of revenue is expected to result in fully diluted earnings per share of $1.29 to $1.31, up from the original guidance of $1.20 to $1.25. Molecular diagnostic revenue is now expected to range between $467 million and $471 million and companion diagnostic service revenue continues to be expected to range between $24 million and $26 million. These projections are forward looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal results for the third fiscal quarter and first nine months of fiscal 2012.

Conference Call and Webcast

A conference call will be held on Tuesday, May 1, 2012, at 4:30 p.m. Eastern Time to discuss Myriad’s financial results for the third fiscal quarter and first nine months of 2012 as well as the Company’s fiscal year 2012 outlook. The dial-in number for domestic callers is (800) 616-4021. International callers may dial (303) 223-4399. All callers will be asked to reference reservation number 21586629. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s portfolio of nine molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a focus on improving an individual’s decision making process for monitoring and treating disease. With fiscal year 2011 annual revenue of over $400 million and more than 1,000 employees, Myriad is working on strategic directives, including new product introductions, companion diagnostics, and international expansion, to take advantage of significant growth opportunities. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s raising of its expectations for fiscal 2012 performance; the Company’s commitment to its continuing strong performance and its strategic directives; the Company’s increased guidance for fiscal year 2012 under the caption “Fiscal Year 2012 Outlook;”and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; the risk that we may be unable to expand into new markets outside of the United States; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; risks related to our ability to obtain new corporate collaborations and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we acquire; the development of competing tests and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our tests; the risk of patent-infringement and invalidity claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Mar. 31, 2012	Mar. 31, 2011	Mar. 31, 2012	Mar. 31, 2011
Molecular diagnostic testing	$123,312	$102,374	$344,891	$294,672
Companion diagnostic services	6,465	—	18,149	—

Total revenue	129,777	102,374	363,040	294,672
Costs and expenses:
Cost of molecular diagnostic testing	13,465	11,133	37,580	34,191
Cost of companion diagnostic services	3,763	—	10,127	—
Research and development expense	11,753	6,667	30,502	18,520
Selling, general, and administrative expense	54,700	42,750	151,799	125,960

Total costs and expenses	83,681	60,550	230,008	178,671

Operating income	46,096	41,824	133,032	116,001
Other income (expense):
Interest income	1,379	547	3,235	1,816
Other	6	(59)	(199)	(273)

Total other income	1,385	488	3,036	1,543
Income before income taxes	47,481	42,312	136,068	117,544
Income tax provision (benefit)	17,866	14,372	53,059	42,874

Net income	$29,615	$27,940	83,009	74,670

Earnings per share:
Basic	$0.35	$0.32	$0.98	$0.82
Diluted	$0.34	$0.31	$0.96	$0.80
Weighted average shares outstanding
Basic	84,403	88,206	84,715	91,019
Diluted	86,462	90,127	86,537	92,846

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2012	Jun. 30, 2011
Cash, cash equivalents, and marketable investment securities	$466,710	$417,314
Trade receivables, net	50,948	50,272
Other receivables	1,501	575
Prepaid taxes	10,633	—
Inventory	10,383	8,218
Prepaid expenses	2,154	2,949
Equipment and leasehold improvements, net	24,101	23,080
Note receivable	18,333	—
Other assets	8,000	—
Intangibles, net	15,990	16,715
Goodwill	56,850	56,051
Deferred tax assets	33,650	35,653

Total assets	$699,253	$610,827
Accounts payable and accrued liabilities	$35,665	$33,040
Deferred revenue	1,387	1,347
Uncertain tax benefits	10,008	9,648
Stockholders’ equity	652,193	566,792

Total liabilities and stockholders’ equity	$699,253	$610,827